Exhibit 99.1

VWR International, Inc.

1310 Goshen Parkway, P.O. Box 2656

West Chester, PA 19380-0906, www.vwr.com

February 22, 2006

Mr. John Ballbach

VWR International, Inc.

1310 Goshen Parkway

West Chester, PA 19380

Dear John:

I am writing to confirm the amendment to your existing employment letter, dated October 17, 2005 (the “Employment Letter”), that we previously discussed. You hereby agree to make an initial purchase of 19,643 shares of common stock of CDRV Investors, Inc. (“Investors”) on or before March 15, 2006 for a price per share equal to $56.00, which will result in a total investment of approximately $1,100,000. Immediately following your purchase, Investors will grant you 58,929 options to purchase shares of Investors common stock under Investors’ Stock Incentive Plan. Each option will have an exercise price equal to the fair market value of Investors common stock on the date of grant, which will be determined using Investors’ 12/31/05 valuation. In addition, VWR agrees to pay you a special one-time bonus of $1,119,651 in connection with the amendment to your Employment Letter provided for herein.

The remaining terms of your Employment Letter—including your rights to purchase, at the then-current fair market value, up to an additional $900,000 of shares of Investors common stock and receive three options for each share purchased until November 7, 2007—will continue to apply and are not affected by this Amendment.

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If you have any questions, please do not hesitate to call me at 212-407-5259.

Sincerely,

/s/ James W. Rogers
James W. Rogers

cc:	Charles B. Ames
Joseph L. Rice
Richard J. Schnall

ACCEPTED AND AGREED:

/s/ John Ballbach

John Ballbach

Date: February 22, 2006